MARINA BIOTECH, INC.

17870 Castleton Street, Suite 250

City of Industry, California 91748

June 22, 2017

Erik Emerson

19366 Green Lakes Lp

Bend, OR 97702

RE: Marina/Emerson Employment Offer Letter

Dear Mr. Emerson:

Reference is hereby made to that certain employment offer letter (the “Offer Letter”) dated June 5, 2017 by and between Marina Biotech, Inc., a Delaware corporation (the “Company”), and Erik Emerson (“Emerson” or “you”), pursuant to which the Company offered to hire Emerson as its Chief Commercial Officer, and Emerson agreed to accept such appointment, upon the terms and conditions of the Offer Letter, with such employment to commence effective upon the closing of a single capital raising transaction by the Company involving the issuance by the Company of its equity (or equity-linked) securities yielding aggregate gross proceeds to the Company of not less than $5,000,000; provided, that the closing of such financing transaction occurs on or prior to December 31, 2017 (such financing transaction, occurring on or prior to December 31, 2017, a “Qualified Financing”).

Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Offer Letter.

By executing below, you and the Company hereby agree to amend the Offer Letter so that the term of your employment as Chief Commercial Officer of the Company shall commence and become effective upon the execution of this letter agreement by both parties hereto; provided, however, that you and the Company hereby acknowledge and agree that the Company’s obligations to pay to you any portion of the Base Salary or discretionary bonus set forth in the Offer Letter, or to provide any other employee benefits to you, shall not commence unless and until the closing of a Qualified Financing (and that: (x) if the closing of a Qualified Financing occurs, the Company shall only be obligated to make such payments and to provide such benefits to you with respect to the period following the closing of the Qualified Financing (and not with respect to the period prior to the closing of the Qualified Financing); and (y) if a Qualified Financing does not occur, the Company shall not be obligated to make such payments or to provide such benefits to you with respect to any period at all).

Except as expressly set forth herein, all of the other terms, conditions, covenants and provisions contained in the Offer Letter are, and shall continue to be, in full force and effect.

This letter agreement and its enforcement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to conflicts-of-law principles.

This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, admissible into evidence, and all of which together shall be deemed to be a single instrument. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[remainder of page intentionally left blank; signature page follows]

2

Please acknowledge your agreement with the foregoing by signing in the space provided below.

MARINA BIOTECH, INC.

By:	/s/ Vuong Trieu
Name:	Vuong Trieu
Title:	Chairman

AGREED AND ACCEPTED:

/s/ Erik Emerson
Erik Emerson

3